UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007

THE WORNICK COMPANY
(Exact name of registrant as specified in its charter)

Delaware	333-119336	30-0225741
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

4700 Creek Road, Cincinnati, Ohio		42542
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Wornick Company and its subsidiaries (“Wornick” or the “Company”) entered into a Forbearance Agreement dated as of May 7, 2007 (the “Forbearance Agreement”) with DDJ Total Return Loan Fund, L.P. (“Lender”), in its capacity as lender under that certain Loan Agreement dated June 30, 2004 (as amended, the “Loan Agreement”) and the other Loan Documents (as defined in the Loan Agreement).  A copy of the Forbearance Agreement is attached hereto as Exhibit 10.01, and all capitalized terms used in this Section 1.01 and not otherwise defined shall have the meanings set forth in the Forbearance Agreement.

As a result of the execution and delivery of the Forbearance Agreement, and assuming that no Forbearance Default (as defined below) occurs, the Company expects to have the ability to borrow funds under the Loan Agreement to meet its working capital and other requirements, subject to the terms and conditions thereof, for the duration of the Forbearance Period (as defined below).  As of May 4, 2007, the amount outstanding under the revolving credit facility under the Loan Agreement was approximately $4.1 million, and the Company had additional borrowing availability of up to approximately $8.28 million.

Pursuant to the Forbearance Agreement, and subject to the terms and conditions thereof, Lender has agreed to forbear from the exercise of certain rights and remedies that Lender would otherwise have under the Loan Agreement, the other Loan Documents and/or applicable law resulting from the occurrence and continuance of the Specified Defaults listed on Annex I to the Forbearance Agreement to and until the occurrence of a Termination Event.  The period during which the forbearance will be in effect is referred to as the “Forbearance Period”.  Under the Forbearance Agreement, “Termination Event” is defined as the earlier to occur of (a) the delivery by the Lender to the Company of a written notice terminating the Forbearance Period, which notice may be delivered at any time upon or after the occurrence of any Forbearance Default (as defined below), and (b) the earlier of (i) 11:00 a.m. (Eastern Daylight Time) on July 2, 2007 and (ii) if the 45-day standstill period under Section 3.2(b)(i)(A) of the Intercreditor Agreement between the Lender and the Trustee for the Company’s 10⅞% Senior Secured Notes has come into effect, 11:00 a.m. (Eastern Daylight Time) on the date that is two (2) Business Days prior to the termination of such standstill period.  “Forbearance Default” is defined as (A) the occurrence of any Event of Default that is not a Specified Default, (B) the failure of the Company or any Subsidiary to comply with any term, condition, covenant or agreement set forth in the Forbearance Agreement, (C) the failure of any representation or warranty made by the Company or any Subsidiary under the Forbearance Agreement to be true and correct in all material respects as of the date when made, (D) any occurrence, event or change in facts or circumstances occurring on or after the Forbearance Effective Date that would result in a Material Adverse Change, (E) the occurrence of any violation or breach of, or other failure to observe, perform or comply with, the terms of the Intercreditor Agreement by the Trustee, or (F) the commencement by or against the Company or any Subsidiary of a proceeding under any Debtor Relief Laws.

Among the Specified Defaults under the Forbearance Agreement, the Company is presently in default under the Loan Agreement as a result of not being awarded, or failing to maintain in effect, Government Contracts on MREs (meals ready to eat) representing at least

20% of the total case volume of all outstanding Government Contracts for MREs.  While the Company is in its second year of a 5 year contract for 25% of the base MRE orders, the Company’s default in this respect results from the recent award of certain additional case volumes to existing Government Contracts, which such additional case volumes were awarded exclusively to the Company’s competitors.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 4, 2007, the Company’s Board of Directors and management concluded that the financial statements of the Company and TWC Holding LLC (“TWC Holding”) for the years ended December 31, 2005 and December 31, 2004, as well as interim quarterly reports for the quarterly periods ended September 30, 2006, July 1, 2006, April 1, 2006, October 1, 2005, July 2, 2005 and April 2, 2005, as applicable (the “Prior Periods”) should no longer be relied upon because of the improper classification of certain debt in such financial statements as discussed below.

The Company has concluded that the financial statements for the Prior Periods need to be restated. The Company has determined that “Excess Cash Flow” (as such term is defined in the Indenture governing the Company’s 10⅞% Senior Secured Notes due 2011 (“Senior Secured Notes”)) existed for the fiscal years ended December 31, 2005 and December 31, 2004.  Under the terms of the Indenture, the Company is required to make an offer each year to the holders of the Senior Secured Notes to repurchase the Senior Secured Notes to the extent of 50% of any Excess Cash Flow for the preceding fiscal year.  The Company has concluded that Excess Cash Flow for the 2005 fiscal year was $14,609,572, which would have required that the Company make an offer with an excess cash flow offer amount equal to $7,304,786.  The Company has further concluded that Excess Cash Flow for the 2004 fiscal year was $11,879,251, which would have required that the Company make an offer with an excess cash flow offer amount equal to $5,939,625.50.  The Company did not make such offers within the times specified in the Indenture.

The Company has also determined that Excess Cash Flow (as such term is defined in the Indenture governing the 13.875% Senior PIK Notes due 2011 of TWC Holding and TWC Holding Corp. (“Senior PIK Notes”) existed for the fiscal year ended December 31, 2005.  Under the terms of the Indenture governing the Senior PIK Notes, TWC Holding is required to make an offer each year to the holders of the Senior PIK Notes to repurchase the Senior PIK Notes to the extent of 50% of any Excess Cash Flow remaining after the consummation of the repurchase of any Senior Secured Notes pursuant to an offer to repurchase as described above.  TWC Holding did not make such offer within the time specified in the Indenture.  The Company has determined that there was no Excess Cash Flow for the fiscal year ended December 31, 2006 with respect to either the Senior Secured Notes or the Senior PIK Notes.

The Company’s failure to make an excess cash flow offer to holders of the Senior Secured Notes on or before March 31, 2006 with respect to the 2005 fiscal year and on or before March 31, 2005 with respect to the 2004 fiscal year, and TWC Holding’s failure to make an excess cash flow offer to holders of the Senior PIK Notes on or before June 29, 2006 with respect to the 2005 fiscal year, constituted an Event of Default under the Senior Secured Notes, the Senior PIK Notes and the Indentures under which such Notes were issued.  Under the Indentures, upon the occurrence of an Event of Default, either the trustee or the holders of at least 25% of the outstanding principal amount of the Notes have the right to accelerate the maturity of such Notes and declare them immediately due and payable, unless holders of a majority of such Notes waive compliance with the covenant requirements.

Due to the current financial situation of the Company, there is no expectation that the Company or TWC Holding will make any excess cash flow offers in an effort to cure any prior Events of Default.

An Event of Default under the Indenture governing the Company’s Senior Secured Notes constitutes an Event of Default under the Loan Agreement.  Upon the occurrence of an Event of Default under the Loan Agreement, Lender has the right to declare all outstanding obligations thereunder immediately due and payable.  Such Event of Default under the Loan Agreement is included as a “Specified Default” under the Forbearance Agreement and is thus subject to the Forbearance Agreement described in Item 1.01 above.

Due to the occurrence of the Events of Default described above, the Company will need to restate financial statements for the Prior Periods to reclassify an amount of not less than $125 million of long-term debt to current debt for fiscal 2005 and 2006, and approximately $5,940,000 for fiscal 2004.  TWC Holding will need to restate financial statements for the year ended December 31, 2005, as well as interim quarterly reports for the quarterly periods ended September 30, 2006, July 1, 2006, April 1, 2006, October 1, 2005, and July 2, 2005, to reclassify an amount of not less than $125 million of long-term debt to current debt for fiscal 2005 and 2006.  These reclassifications will not change the total liabilities or the earnings of the Company and TWC Holding as reported in any of the Prior Periods.  The Company is currently unable to estimate when such financial statements will be restated and filed with the Securities and Exchange Commission (“SEC”).

As previously disclosed on Form 12b-25, the Company’s management is evaluating whether disclosure controls and procedures as of December 31, 2006 were effective.  This evaluation will consider the circumstances which gave rise to the Events of Default discussed above.  If upon completion of this review, including consideration of the controls over the monitoring of debt covenant compliance during fiscal 2005 and 2006, management determines that one or more material weaknesses exist, it will preclude a conclusion by management that the Company’s disclosure controls and procedures were effective as of December 31, 2006 and, as applicable, as of each of the Prior Periods.

The Company’s Board of Directors has discussed the matters disclosed under this Item 4.02 of this Current Report on Form 8-K with its independent registered public accountants.  The Board of Directors concurred with the conclusions of the Company’s management regarding the need to restate financial statements for Prior Periods.

Item 8.01. Other Events.

On April 20, 2007, the Company received a letter dated April 18, 2007 (the “Notice”) from U.S. Bank National Association, the trustee under the Indentures.  The Notice specified that the Company is not in compliance with (a) the reporting covenant under such Indentures due to the Company’s failure to deliver to the trustee annual financial statements substantially equivalent to those required to be contained in a filing with the SEC on Form 10-K within 5 days after the Company would have been required to file such financial statements with the SEC and (b) the opinions covenant under the Indenture governing the Senior Secured Notes due to the Company’s failure to timely furnish to the trustee an opinion of counsel stating either that (i) in the opinion of such counsel, all action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refilling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of the Collateral Agreements, subject to the terms of the Intercreditor Agreement (as such terms are defined in the Indentures), and reciting the details of such action or (ii) in the opinion of such counsel, no such action is necessary to maintain such Liens.

As a result of the receipt of such Notice, if the Company fails to cure such compliance deficiencies by May 20, 2007 (which is the date 30 days after receipt of the Notice) an Event of Default will occur under the Indentures.  On May 4, 2007, the Company’s counsel delivered to the trustee the opinion described in the Notice.

On May 7, 2007, the Company and TWC Holding gave notices to the trustees of Events of Default under the Indentures governing the Senior Secured Notes and the Senior PIK Notes.  The notices described (a) the Company’s and TWC Holding’s failure to make excess cash flow offers as discussed in Item 4.02 above and (b) the Company’s failure to deliver to the trustee an annual compliance certificate within 120 days after the end of the 2006 fiscal year.

On April 6, 2007, the Company retained Kroll Zolfo Cooper LLC as financial advisors to assist the Company in, among other things, evaluating strategic alternatives with respect to the Company, its business and capital structure.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

10.01       Forbearance Agreement dated as of May 7, 2007, by and among the Company, DDJ Total Return Loan Fund, L.P., Right Away Management Corporation, The Wornick Company Right Away Division, and The Wornick Company Away Division, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WORNICK COMPANY

By:	/s/ Jon P. Geisler
Name: Jon P. Geisler
Title: Chief Executive Officer

Dated: May 7, 2007